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                                                                      Exhibit 21


              SUBSIDIARIES OF COMMERCIAL BANCSHARES, INCORPORATED

                      Commercial Banking and Trust Company
                              Jackson County Bank
                  Farmers and Merchants Bank of Ritchie County
                                 The Dime Bank
                         The Union Bank of Tyler County
                               The Community Bank
                               Bank of Paden City



                           CBG HOLDING COMPANY, INC.
                    (formed to facilitate the acquisition of
                           Gateway BancShares, Inc.)
                            Hometown Insurance, Inc.
                            Hometown Finance Company
                           CommBanc Investments, Inc.